Contract of Employment

Between	:	EATware Far East Limited 23/F., Westin Centre 26 Hung To Road Kwun Tong Hong Kong	"The Company"
And	:	**MEGRET, Laurent Gerard Rene F** HKID No. **K946001(2)**	"The Employee"

This contract of employment is agreed under the terms and conditions of employment below:

1.	Commencement of Employment	Effective from **10 November 2008**	
2.	Position	The Employee will be employed as **Sales & Marketing Manager**	
3.	Working Hours	Monday to Friday	09:00 to 18:00
		Saturday	When needed
		The Employee may occasionally be required to work beyond the official working hours or/and to travel overseas when it is deemed necessary.	
4.	Salary	The salary is HK Dollars **33,000.00** per month. The Salary is to be paid at the end of each calendar month.	
5.	Holidays	The Employee is entitled to public holidays as specified in the Employment Ordinance.	
6.	Annual Leave	The Employee is entitled to **11** working days per year on completion of 12 months continuous service.	

7.	Termination of Employment Contract	The employment may be terminated with a notice period of one (1) month or an equivalent amount of salary in lieu of notice period
8.	Medical Scheme	The Employee is entitled to join the Company's medical scheme.
9.	Mandatory Provident Fund Scheme	The Employee joins the Mandatory Provident Fund Scheme subject to the provisions of the Mandatory Provident Fund Schemes Ordinance. The Company and the Employee are to make contributions towards the Scheme in accordance with the requirements specified in the Mandatory Provident Fund Schemes Ordinance.
10.	Confidentiality	The Employee shall not disclose or divulge at any time either during the employment with the Company or subsequent thereafter. Any secrets, transactions, business concepts and ideas and information in or relating to the businesses of the Company which may comes to your knowledge or possession in course of your employment and should by its nature be confidential to the Company. A "Confidentiality Agreement" will be signed separately.
11.	Conflict of Interest	During the employment with the Company employee will not be allowed to engage in the management of, or otherwise pursue, any business venture or any occupation other than the work or services to be performed as an employee of the Company.

12.	Others	(i)	The Employee is entitled to all other rights, benefits or protection under the Employment Ordinance, the Employees' Compensation Ordinance and any other relevant Ordinances.
		(ii)	Additional rules and regulations, rights, benefits or protection promulgated under the "Company Handbook" and the "Confidentiality Agreement" also forms part of this contract.

Hong Kong,

Jessie Wong
Assistant HR & Admin Manager

I, **MEGRET, Laurent Gerard Rene F.** hereby declare that I understand thoroughly the above provisions and further agree to sign to abide by such provisions. I further agree to abide by the Company's rules and regulations which may now or hereafter be applicable to its Employee.

Employee Signature

Name in full **MEGRET, Laurent Gerard Rene F.**
HKID Number **K946001(2)**
Date 10th Nov 2008 -

EATware International Limited
EATware Far East Limited
Confidentiality and Non-Compete Agreement

This Confidentiality/Non-Compete Agreement, dated **10 November 2008** ("the Agreement") is made by and between EATware International Company Limited and EATware Far East Limited (Both named as "EATWARE") and **MEGRET, Laurent Gerard Rene F.** ("the Employee").

"Group" means a subsidiary and any other company which is for the time being a holding company (ultimate or intermediary) of EATWARE or any subsidiary of such holding company, wherever applicable.

The Employee will abide by all EATWARE regulations and procedures. The Employee agrees not to make any direct or indirect disclosure (whether written or oral) or use any of EATWARE's or any of its Group's or related companies' trade secrets or confidential technical information outside of EATWARE, either during the period of employment or at any later time. EATWARE or any of its Group's or related companies' trade secrets or confidential technical information shall include, but not limited to, all information and materials which relate to EATWARE or any of its Group's or related companies' inventions; methods; processes; formulae; compositions; machines; computer programs; research projects; technical developments; know-how; drawing; sketches; customer lists; pricing data; sources of supply; marketing; production; merchandising systems or plans; or other business arrangements and business plans or similar information obtained from another party business, whether or not developed by EATWARE or any of its Group or related companies (together, "Proprietary Information"). Proprietary information shall be exclusive property of EATWARE and the Employee acknowledges and agrees that the Employee shall have no right of any nature whatsoever in respect of such Proprietary Information and such Proprietary Information may not be published or disseminated to any other party without the prior written consent of EATWARE. The Employee undertakes to hold on trust for EATWARE for any rights in the Proprietary Information to the extent that the same may not be vested absolutely in EATWARE by law and to assist EATWARE or any person designated by it in every proper way (but at EATWARE's expenses) to enable EATWARE to obtain, develop or otherwise use and from time to time enforce the rights to the Proprietary Information. The EATWARE's or any of its Group's or related companies' computer and telecommunications hardware, software and Internet access points, including hardware, and any data, files and messages created, stored, sent or received with such resources, belong to EATWARE. EATWARE has the absolute right to review the content whenever it is necessary. Any infringement of this provision shall be

considered a breach of this Agreement and appropriate legal remedies, including without limitation, injunctive relief, may be pursued.

The Employee hereby assigns to EATWARE their entire right, title and interest in and to all inventions, discoveries, concepts, and ideas, whether printable or not, (together "Developments") conceived, completed or reduced to practice (whether solely by the Employee or jointly with others) during the period of employment by EATWARE (i) which are related to present or prospective business, work or investigations by EATWARE or any of its Group or related companies; (ii) which result from any work the employee performs or is performed by using any equipments, facilities, materials or personnel of EATWARE or any of its Group or related companies, and/or (iii) which result from any work which the Employee may do for and on behalf of EATWARE or any of its Group or related companies. The Employee agrees to communicate to EATWARE promptly and fully all such Developments, as well as any papers that EATWARE may consider necessary in obtaining or maintaining said patents during the prosecution of patent applications or during the conduct of any interference, litigation or any other matter in connection with such patents. All expenses incidental to the filing of such applications, the prosecution thereof and the conduct of such interference, litigation or other controversies shall be borne by EATWARE. The Employee further agrees not to publish or cause to be published or otherwise distributed any such Development authored by the Employee without first submitting the Development to and receiving prior written approval from EATWARE.

The Employee agrees not to (i) be employed or retained by, render consulting or advisory services to, or be a proprietor, director, consultant or officer of any other business entity during the term of their employment with EATWARE or, (ii) be employed or retained by, render consulting or advisory services to, or be a proprietor, director, partner or shareholder of any enterprise, person, firm, corporation or other entity that designs, develops, manufactures, tests or evaluates distributed generation products or otherwise competes directly with EATWARE, for a period of two (2) years from the termination of employment with EATWARE. If the Employee violates or otherwise threatens to violate this provision, the Employee agrees and acknowledges that such violation or threatened violation will cause irreparable injury to EATWARE and the remedy at law for such violation or threatened violation shall be inadequate and that EATWARE shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damages. Although the above restrictions are considered by the parties to be fair and reasonable, if a court determines otherwise, the parties agree that the restrictions shall be modified to make

them valid, effective and enforceable in the particular jurisdiction in which such restrictions are adjudged to be void or unenforceable.

This Agreement shall be subject to immediate termination by EATWARE by summary notice in writing for the following reasons (i) insubordination; (ii) falsification of records, (iii) theft or destruction of EATWARE property; (iv) use of illegal substances or (v) any breach of this Agreement. The Employee obligations to EATWARE regarding publication and disclosure of Proprietary Information described above will survive this Agreement.

On the termination of this Agreement, for whatever reason, the Employee shall deliver to EATWARE all property in possession or under the Employee control belonging to EATWARE or any of its Group or related companies including but not limited to drawings, blueprints, reports, manuals, correspondence, customer lists, computer programs, key and all other materials and records of whatever nature relating in any way to EATWARE or any of its Group or related companies' business, or in any way obtained by the Employee during the course of the employment.

No amendment to these terms will be valid, recognized or binding unless in writing and executed by the parties to this Agreement

As EATWARE may review an authorized user's use of the EATWARE's or any of its Group's or related companies' resources and the content of any resulting data, files and messages, authorized users must understand that they have no expectation of privacy and waive any right to privacy with respect to the use of EATWARE's or any of its Group's or related companies' resources or the resulting information and messages in whatever format and medium (whether written or oral).

It is the intention of the parties to this Agreement that, the performance of all obligations hereunder and any dispute, controversy, proceedings or claims of whatever nature arising out of or in any way relating to this Agreement shall be governed by and construed in accordance with and pursuant to the laws of the Hong Kong Special Administrative Region. The parties to this Agreement irrevocably and unconditionally submit to the non-exclusive jurisdiction of the courts of the Hong Kong Special Administrative Region in all matters relating thereto.

10/11/2008

Jessie Wong
Assistant HR & Admin Manager
EATware International Limited
EATware Far East Limited

Date

Nov. 16th, 2008

MEGRET, Laurent Gerard Rene F.
K946001(2)

Date

Date : 23rd January 2009
Ref No : HR(S)-EAT-09-01

Strictly Private & Confidential

Megret, Laurent Gerard Rene F.
Present

Dear Laurent,

Re: Bonus 2008 and Salary Review

In recognition of your performance during the past year as Sales & Marketing Manager, we are pleased to inform you that your monthly salary is increased to HKD33,990.00 with effect from 1st January 2009. Moreover, your year end bonus HKD33,000.00 will be paid together with the January 2009 payroll.

Other terms and conditions remain unchanged.

As it is a matter of privileged information, the contents of this letter should not be discussed with your colleagues.

We appreciate very much for your contribution in the past period and are looking forward to a long and mutually rewarding relationship with you in the coming year.

Yours truly
For and on behalf of
EATWARE FAR EAST LIMITED

Stanley Wu
Executive Director

EATware Far East Limited
益環保遠東有限公司
23/F, Westin Center, 26 Hung To Road, Kwun Tong, Kowloon, Hong Kong
觀塘鴻圖道26號威登中心23樓
Tel: (852) 2295 1818 Fax: (852) 2295 1919
Web site: www.eatware.com